EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-199782, 333-198856, 333-187117, 333-180047, 333-172013, 333-164673, 333-157095, 333-149027, 333-140563, 333-132411, and 333-120886 on Form S-8 of our reports dated March 1, 2019 relating to the consolidated financial statements of Monolithic Power Systems, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting appearing in this annual report on Form 10-K of the Company for the year ended December 31, 2018.

/s/ DELOITTE & TOUCHE LLP

San Jose, California

March 1, 2019